Exhibit 4.9

This Promissory Note has not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws (the “State Acts”), and shall not be sold, pledged, hypothecated, donated or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to Tipperary Corporation of a favorable opinion of the holder’s counsel or submission to Tipperary Corporation of such other evidence as may be satisfactory to counsel to Tipperary Corporation, to the effect that any such transfer shall not be in violation of the Act and/or the State Acts.

PROMISSORY NOTE

$11,400,000	Denver, Colorado
August 1, 2005

Tipperary Corporation, a Texas corporation (“Maker”), hereby promises to pay to the order of Santos International Holdings Pty Ltd., a corporation organized under the laws of the Australian Capital Territory A.B.N. 57 057 585 869 (“Lender”), the owner and holder of that certain Promissory Note dated July 12, 2005 made by Maker and payable to the order of Slough Estates USA Inc., a Delaware corporation, in the original principal amount of Ten Million, Nine Hundred Thousand and No/100 Dollars ($10,900,000), at 10111 Richmond Avenue, Suite 500, Houston, Texas 77042 or at any other place the holder hereafter designates, the principal amount of Eleven Million, Four Hundred Thousand and No/100 Dollars ($11,400,000), together with interest thereon in lawful money of the United States (“Note”) as herein provided.

1.             Interest.  The unpaid principal balance of this Note shall bear interest on the following sums received or to be received, commencing on the following dates:

(i)	One Million and No/100 Dollars ($1,000,000), received on July 29, 2002;
(ii)	Two Million and No/100 Dollars ($2,000,000), received on October 30, 2002;
(iii)	One Million and No/100 Dollars ($1,000,000), received on November 18, 2002;
(iv)	Five Hundred Thousand and No/100 Dollars ($500,000), received on March 19, 2005;
(v)	Five Hundred Thousand and No/100 Dollars ($500,000), received on March 28, 2005;
(vi)	Three Hundred Thousand and No/100 Dollars ($300,000), received on April 4, 2005;
(vii)	Three Hundred Thousand and No/100 Dollars ($300,000), received on April 19, 2005;
(viii)	One Million and No/100 Dollars ($1,000,000), received on May 3, 2005;
(ix)	Two Hundred Thousand and No/100 Dollars ($200,000), received on May 11, 2005;
(x)	Three Hundred Thousand and No/100 Dollars ($300,000) received on May 12, 2005;
(xi)	Four Hundred Thousand and No/100 Dollars ($400,000 received on May 19,2005
(xii)	Four Hundred Thousand and No/100 Dollars ($400,000) received on May 26,2005;
(xiii)	Five Hundred Thousand and No/100 Dollars ($500,000) received on June 2, 2005;
(xiv)	Five Hundred Thousand and No/100 Dollars ($500,000) received on June 9, 2005;
(xv)	Five Hundred Thousand and No/100 Dollars ($500,000) received on June 16, 2005;
(xvi)	Five Hundred Thousand and No/100 Dollars ($500,000) received on July 1, 2005;
(xvii)	Five Hundred Thousand and No/100 Dollars ($500,000) received on July 12, 2005;
(xviii)	Five Hundred Thousand and No/100 Dollars ($500,000) received on July 21, 2005; and
(xix)	Five Hundred Thousand and No/100 Dollars ($500,000) received on August 1, 2005.

The applicable annual interest rate hereunder, adjusted monthly, shall be the sum of (i) the one month London Interbank Offered Rate on the first day of each calendar month (“LIBOR”) plus (ii) 3.5% per year until such date as the unpaid principal balance of this Note becomes due and payable and (ii) 6.0% per year after such date as the unpaid principal balance of this Note becomes due and payable, whether at maturity or pursuant to other default as provided hereunder.  Each monthly interest payment shall be payable in arrears in calendar monthly installments, due and payable by the second business day of the following calendar month.  Interest shall be calculated based on the actual number of days the principal balance remains outstanding in a year of 365 days.

2.             Maturity.  The unpaid principal balance of this Note, together with accrued and unpaid interest, shall be due and payable on April 30, 2006.

3.             Prepayment.  The unpaid principal balance of the Note, together with accrued and unpaid interest, may be paid in whole or in part at any time in the sole discretion of Maker without penalty.  Any prepayment in part by Maker shall be first allocated to any accrued and unpaid interest, with any remaining amount being allocated to the unpaid principal.

4.             Default.  If any of the following events occur, all indebtedness owing by Maker hereunder shall become forthwith due and payable to holder, upon delivery by holder to Maker of a written notice of default and demand for payment, and the expiration of the following periods from the delivery of such notice, during which periods Maker shall have the ability to cure such default: (i) in the case of (a) below, ten days, (ii) in the case of (b), (c) or (d) below, 30 days and, (iii) in the case of (e) below, 15 days, or, if it is not practicable for Maker to cure such default within said 15-day period and Maker is diligently proceeding to cure such default, such time longer than 15 days as is reasonable for Maker to cure such default.

(a)           Any default by Maker in the payment, when due, of any part of the principal of or interest on this Note and the payment of any other sums payable by Maker pursuant to the terms of this Note.

(b)           The insolvency or bankruptcy of Maker or any of its direct or indirect subsidiaries, the execution by Maker or any of its direct or indirect subsidiaries of an assignment for the benefit of creditors of substantially all of the assets of Maker or any such direct or indirect subsidiary, or Maker’s or any of its direct or indirect subsidiary’s consent to the appointment of a trustee or a receiver or other officer of a court or other tribunal.

(c)           The appointment of a trustee or receiver or other officer of a court for Maker or any of its direct or indirect subsidiaries, or for a substantial part of their properties, without the consent of Maker or of such direct or indirect subsidiary, where no discharge is effected within 30 days.

(d)           The institution of bankruptcy, reorganization, insolvency or liquidation proceedings by or against Maker or any of its direct or indirect subsidiaries, and if against Maker or such a direct or indirect subsidiary, where such proceeding is consented to by Maker or such subsidiary or remains undismissed for 30 days.

(e)           Any other breach or failure of Maker to perform any term or condition of this Note.

5.             Collection.  Maker and all guarantors and endorsers of this Note shall pay all costs and expenses of collection and enforcement of this Note, including reasonable attorneys’ fees.

6.             Waiver.  Demand, presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

7.             Proceeds.  The proceeds from this Note have previously been advanced to Maker by Lender.

8.             Assignment.  This Note may not be assigned by Lender or Maker without the express written consent of the other party; provided, however, that Lender may assign this Note to any of its affiliates without such consent.  Such an affiliate, for purposes of this Section 9, is any person of which Lender owns directly or indirectly more than 50% of the voting equity interests, or such person as owns directly or indirectly more than 50% of the voting equity interests of Lender.

9.             Governing Law.  This Note is made and is being executed in the State of Colorado, and the provisions hereof will be construed in accordance with the laws of the State of Colorado, without regard to principles of conflicts of laws.  Furthermore, Lender and Maker (and their lawful assignees, successors and endorsers) further agree that in the event of default this Note may be enforced in any court of competent jurisdiction in the States of Colorado or Illinois, and they do hereby submit to such jurisdiction in the States of Colorado or Illinois.

10.           Severability.  Invalidation of any of the provisions of this Note shall not affect the remainder of this Note.

11.           Amendment.  This Note may not be amended or modified except by an instrument in writing signed by both parties.

12.           Modification.  This Note is given in modification and increase, but not in extinguishment or discharge of the sum of Ten Million, Nine Hundred Thousand and No/100 Dollars ($10,900,000) left owing and unpaid upon that certain promissory note dated July 21, 2005, executed by Maker and payable to the order of Slough Estates USA Inc. in the original principal amount of Eleven Million, Four Hundred Thousand and No/100 Dollars ($11,400,000).  The principal amount of this Note represents an additional Five Hundred Thousand and No/100 Dollars ($500,000) monies advanced by Lender and paid to Maker at its special instance and request.

TIPPERARY CORPORATION

By:	/s/ David L. Bradshaw
David L. Bradshaw, President and
Chief Executive Officer